EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

The articles of incorporation, as amended, of NextGen Healthcare, Inc. ("NextGen") authorize the issuance of up to 100,000,000 shares of common stock, $0.01 par value per share. As of March 31, 2021, there were 67,068,810 shares of common stock issued and outstanding.

Common Stock

All outstanding shares of common stock are fully paid and nonassessable. The following summarizes the rights of holders of NextGen common stock:

•	each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by NextGen's shareholders;
•	the holders of common stock are entitled to receive lawful dividends as may be declared by NextGen's board of directors;
•

upon NextGen's liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all assets remaining for distribution after satisfaction of all of NextGen’s liabilities;

•	there are no redemption or sinking fund provisions applicable to NextGen's common stock; and
•	there are no preemptive or conversion rights applicable to NextGen's common stock.